UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 25, 2013

Sara Creek Gold Corp.
(Exact name of registrant as specified in its charter)

Nevada	98-0511130
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7582 Las Vegas Boulevard South #247 Las Vegas, Nevada	89123
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 664-1246

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01. COMPLETION OF ACQUISITION OF ASSETS

On October 25, 2013, Sara Creek Gold Corp. (“Company”) completed the acquisition of SCNRG, LLC, a California limited liability company (“SCNRG”), pursuant to the terms of an Agreement and Plan of Reorganization (the “Agreement”) dated September 18, 2013, between the Company, SCNRG, and its members Darren Katic, an individual, Manhattan Holdings, LLC, a Delaware limited liability company, and Gerald Tywoniuk, an individual (the “Acquisition”). As a result of the Acquisition, SCNRG has become a wholly-owned subsidiary of the Company.

SCNRG owns a two-thirds interest in an oil producing property known as the DEEP Lease. SCNRG owns an option to purchase the remaining 1/3 interest in the DEEP Lease prior to December 31, 2103 for an aggregate price of $325,000.

The DEEP Lease is comprised of 40 acres of land including both surface and mineral rights located within the Midway-Sunset oil field.  Midway-Sunset is a very large oil field in Kern County, San Joaquin Valley, California. Discovered in 1894, and having a cumulative production of close to 3 billion barrels of oil at the end of 2006, it is the largest oil field in California and the third largest in the United States.  Wells drilled in the Midway-Sunset oil field produce primarily 13° to 15° API gravity oil from numerous productive semi-consolidated Miocene sands, ranging in depth from 1,400’ to approximately 3,500’. The productive intervals in the DEEP Lease are the Monarch sand at about 1,600’, and the Top Oil sand at about 1,450’. Both sands are characterized with above-average permeability (.5 Darcy to 2 Darcies) and porosity (25% to 35%), and low water saturation (under 35%). The net Top Oil thickness averages about 35’, and the Monarch thickness averages about 80’.

Oil production on the DEEP Lease is subject to a 20.9% overriding royalty interest, and SCNRG bears its 66.67% share of this amount.  In addition, there is a terminating Net Profits Interest (“NPI”) on the DEEP Lease.  The NPI calls for 40% of the net cash flow to be paid each month to the owner of the NPI, with a minimum monthly payment of $2,978 (SCNRG’s share is 66.67%), until a specific total has been paid.  The discounted present value of the NPI is shown as a liability on SCNRG’s financial statements in the amount of approximately $127,000 at August 31, 2013.

Oil sales from the current five producing wells averaged 4 barrels per day for the twelve months ended August 31, 2013, and realized $95 per barrel to produce gross revenues of $145,000 before reduction for the overriding royalty interest and the NPI.  SCNRG’s share of this amount was 66.67%.  The property has development potential both from the existing wellbores, together with twelve additional locations.  A reserve report is currently being prepared and will be filed as an amendment to this Form 8-K.

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES

Pursuant to the terms of the Acquisition, the Company issued an aggregate of 14,000,000 shares of Company common stock to Messrs. Katic and Tywoniuk, and Manhattan Holdings, LLC, as the purchase price for the Acquisition. The Company issued and sold the securities in reliance upon the exemption afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D thereunder.

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

In connection with the Acquisition:

a.           The Board of Directors of the Company appointed Mr. Katic as our Chief Executive Officer, Chief Financial Officer, President and Director.

Mr. Katic has spent his career as an oil professional focusing on finance and business development.  Since 2009, Mr. Katic has built two development-stage private oil companies in California, SCNRG and Hawker Energy LLC, and serves as managing partner for both.  From 2005 to 2009, Mr. Katic served as President and a director of the oil and gas exploration and development company Pacific Energy Resources Ltd. (formerly TSX: PFE).  In 1999, Mr. Katic founded PetroCal Incorporated, an independent oil and gas company based in Southern California, where he served as the company’s President until its 2005 merger into Pacific Energy Resources Ltd.  From 1997 to 1999, Mr. Katic was employed by Nations Energy Group, where he worked in Kazakhstan for 18 months on the completion of the company’s privatization of a state-owned oil company.  Mr. Katic graduated from the University of Southern California in 1996 with a Bachelor of Science in Accounting.

Mr. Katic is a party to the Agreement described in Item 2.01 above and to the Option Agreement described in Item 1.01 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 21, 2013 (the “October 21, 2013 Form 8-K”).  The disclosures in Item 2.01 above and Item 1.01 of the October 21, 2013 Form 8-K concerning Mr. Katic’s interest in the Agreement and the Option Agreement are incorporated into this Item 5.02 by reference.

b.           Kristian Andresen resigned as our Chief Executive Officer, Chief Financial Officer and President, however Mr. Andresen remains as our Secretary and Director.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

The financial statements that are required pursuant to this Item 9.01(a) will be filed by amendment not later than 71 calendar days after the date that this current report on Form 8-K was required to be filed.

(b) Pro forma financial information.

The pro forma financial information that is required pursuant to this Item 9.01(b) will be filed by amendment not later than 71 calendar days after the date that this current report on Form 8-K was required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sara Creek Gold Corp.

Dated:	October 28, 2013

By:	/s/ Kristian Andresen
Kristian Andresen
Secretary